IR Contact: Jody Burfening Lippert/Heilshorn & Assoc. jburfening@lhai.com (212) 838-3777

FOR IMMEDIATE RELEASE

GlobalOptions Group Adopts Stockholder Rights Plan

NEW YORK, September 7, 2010 - GlobalOptions Group, Inc. (NASDAQ: GLOI) (the “Company”) today announced that its Board of Directors adopted a Stockholder Rights Plan (the “Rights Agreement”).  The Rights Agreement was adopted in response to a perceived threat to the Company’s ability to maintain an orderly process with respect to its proposed sale of the capital stock of The Bode Technology Group, Inc., the Company’s Forensic DNA Solutions and Products subsidiary and reporting segment, and to abide by its publicly announced intention to, subject to its satisfaction of and compliance with existing contractual and banking obligations, and establishment of appropriate reserves, distribute the net proceeds of the sale of Bode and the previous sales of the Company’s SafirRosetti, Preparedness Services and FSIU business units to the Company’s stockholders.

In connection with the adoption of the Rights Agreement, the Board of Directors authorized a distribution of one right to purchase one one-thousandth of a share of a new series of preferred stock at a purchase price of $4.10 for each outstanding share of the Company’s common stock to holders of record as of the close of business on September 17, 2010.  The rights will not be exercisable and will trade with the shares of common stock to which they are attached until, generally, 10 days after a person or group becomes an “Acquiring Person” under the Rights Agreement by accumulating beneficial ownership of 15% or more of the Company’s outstanding common stock, or a person or group that already owns 15% or more of the Company’s outstanding common stock acquires beneficial ownership of additional shares representing 1% or more of the Company’s outstanding common stock.  If the rights become exercisable, rights holders other than an Acquiring Person will become entitled to purchase shares of the Company’s preferred stock, or in some circumstances shares of an Acquiring Person’s common stock, at a 50% discount.

The rights will expire on September 7, 2013.  The Board of Directors may, in its sole discretion, determine that any person or group will not be deemed an “Acquiring Person” under the Rights Agreement, and, prior to the date on which the rights become exercisable, supplement or amend the Rights Agreement in any manner deemed necessary or desirable, without obtaining the approval of rights holders.

Additional details regarding the Rights Agreement will be contained in the Company’s filings with the Securities and Exchange Commission (the “SEC”).  These filings will be available on the SEC’s website at www.sec.gov.  In addition, the Company will make available to its stockholders, upon request and at no charge to them, a “Summary of the Rights” (a copy of which will also be filed with the SEC) that describes the material terms of the Rights Agreement.

About GlobalOptions Group

GlobalOptions Group (NASDAQ: GLOI) and its subsidiaries provide risk mitigation and management services, including forensic DNA analysis, proprietary DNA collection products, and related research services to law enforcement agencies, federal and state governments, crime laboratories and disaster management organizations. Additional information regarding GlobalOptions Group is available at our website at www.globaloptionsgroup.com.

Statements in this press release regarding the Company’s business that are not historical facts are “forward-looking statements” that involve risks and uncertainties.  The Company wishes to caution readers not to place undue reliance on such forward-looking statements, which statements are made pursuant to the Private Securities Litigation Reform Act of 1995, and as such, speak only as of the date made.  To the extent the content of this press release includes forward-looking statements, they involve various risks and uncertainties including the successful integration of acquired businesses and revenue run rates.  Certain of these risks and uncertainties will be described in greater detail in the Company’s filings with the SEC.  The Company is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.